                                                                                                                                          Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Original Issue Date: February 28, 2008

U.S. $15,000,000

8% SECURED DEBENTURE
DUE FEBRUARY 27, 2012

THIS DEBENTURE is one of a series of duly authorized and validly issued 8% Secured Debentures of China North East Petroleum Holding, Limited, a Nevada corporation, (the “Company”), having its principal place of business at 445 Park Avenue, New York, New York 10022, designated as its 8% Secured Debenture due February 27, 2012 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to Lotusbox Investments Limited or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of  U.S. $15,000,000 on  February 27, 2012 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1.    Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any  Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any  Subsidiary thereof; (b) there is commenced against the Company or any  Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any  Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any  Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any  Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any  Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any  Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50.1% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50.1% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Debenture Register” shall have the meaning set forth in Section 3(b).

“Event of Default” shall have the meaning set forth in Section 7.

“Fundamental Transaction” means any of the following actions or agreements by the Company or any Subsidiary: (i) a merger or consolidation in which the Company is not the surviving entity or the shareholders (or owners of registered capital or other form of ownership) of the Company or its Subsidiary are not the controlling shareholders after such transaction (ii) a sale of all or substantially all of the assets of the Company or any Subsidiary, as the case may be, or (iii) the sale of any of the legal and beneficial ownership of any Subsidiary.

“Interest Payment Date” shall have the meaning set forth in Section 3(a).

“Late Fees” shall have the meaning set forth in Section 3(c).

“Mandatory Default Amount” means the sum of (i) the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, and (ii) all other amounts, costs and expenses due in respect of this Debenture.

“New York Courts” shall have the meaning set forth in Section 8(d).

“Optional Redemption” shall have the meaning set forth in Section 5(a).

“Optional Redemption Amount” means the sum of (i) 100% of the then outstanding principal amount of the Debenture, (ii) accrued but unpaid interest and (iii) all other amounts due in respect of the Debenture.

“Optional Redemption Date” shall have the meaning set forth in Section 5(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 5(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(ll) attached to the Purchase Agreement, (b) lease obligations and purchase consideration of up to $150,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets (c) indebtedness that (i) is expressly subordinate to the Debentures pursuant to a written subordination agreement and (ii) matures at a date later than the Maturity Date and (d) indebtedness in an amount not to exceed the principal sum of U.S. $300,000 incurred in the ordinary course of business and (e)  obligations of the Company and its Subsidiaries related to the Company’s Material Oil Drilling Agreements (as defined in Section 7 (a)(iii) below or its ongoing oil drilling activities through First Drilling and PetroChina Oil and Gas Company).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder; and (d) Liens incurred in connection with Permitted Indebtedness under clauses (b) or (c) or (d) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of February __, 2008, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning set forth in the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.    Schedule of Repayment

  a)    Principal Payments.  The principal amount of this Debenture shall be payable as follows:

Repayment Date                                                                                   Repayment Amount (US$)

6 months from the Original Issue Date                                                         750,000

12 months from the Original Issue Date                                                       750,000

18 months from the Original Issue Date                                                     1,875,000

24 months from the Original Issue Date                                                     1,875,000

30 months from the Original Issue Date                                                     3,375,000

36 months from the Original Issue Date                                                     3,375,000

42 months from the Original Issue Date                                                     1,500,000

48 months from the Original Issue Date                                                     1,500,000

Total Principal Payment:                                                                             15,000,000

b)    All payments of principal and Interest shall be made in United States dollars, without right of setoff.

Section 3.      Payment of Interest.

a)    Payment of Interest   The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date,  on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.

b)    Interest Calculations. Interest shall be calculated on the basis of a 365-day year, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, and other amounts which may become due hereunder, has been made.    Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

c)    Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (“Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of payment in full.

d)    Prepayment.  Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

e)    Gross Up Payment for Taxes.  Any and all payments by the Company for interest to or for the account of the Holder under this Debenture shall be made free and clear of and without deduction for any U.S. taxes, except as required by applicable law.  If the Company shall be required by any applicable law to deduct any Taxes from or in respect of any interest payable under this Debenture to the Holder, (i) the interest payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3, the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) as promptly as practicable after the date of such payment, the Company shall furnish to the Holder the original or a certified copy of a receipt evidencing payment thereof.

Section 4.      Registration of Transfers and Exchanges.

a)    Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of exchange.

b)    Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)    Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5.      Company Right To Prepay;  Holders’ Right to Demand Prepayment.

a)    Optional Prepayment at Election of Company.  Subject to the provisions of this Section 5, at any time after the 2nd anniversary of the Original Issuer Date, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to prepay all, but not less than all, of the then outstanding principal amount of this Debenture for cash in an amount equal to the Optional Redemption Amount on the 5thth Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”).  The Optional Redemption Amount is payable in full on the Optional Redemption Date.

b)    Prepayment Procedure.  The payment of cash pursuant to an Optional Redemption shall be payable on the Optional Redemption Date.  If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full.

c)    Holder’s Right to Demand Prepayment. In addition to any rights granted to Holder upon the occurrence of an Event of Default as set forth under Section 7 below, Holder shall have the right to require that the Company pay any portion or all principal and accrued interest on the Debentures at anytime following 10 days’ prior written notice to the Company in the event that  either: (i) the Common Stock ceases to be  eligible for listing or quotation for trading on any the Trading Markets and shall not be eligible to resume listing or quotation for trading on any Trading Market within 30 Trading Days or (ii) any of the Material Oil Drilling Agreements (as defined in Section 7 (a) (iii) below) is terminated for any reason other than the expiration of such contract pursuant to its terms, or (iii) the Company fails to effect a listing on either the American Stock Exchange or NASDAQ for its Common Stock by a date which is 12 months after the Original Issue Date of this Debenture.  Upon receipt of any such notice from Holder, payment of all outstanding principal, plus accrued interest, shall be made to the Holder within three (3) business days of the redemption date set forth in such notice, which date shall not be sooner than 60 days following delivery of such notice.

Section 6.      Negative Covenants. As long as any portion of this Debenture remains outstanding, unless the holders of at least 66% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date and whether or not any subsidiary is wholly owned or only majority owned) to, directly or indirectly:

a)    other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)    other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)    amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d)    repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (a) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Debenture; or

e)    pay cash dividends or distributions of any kind on any equity securities of the Company, whether such securities are outstanding on the date hereof or issued at any time that the principal an interest on this Debenture remains unpaid;

f)    enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

g)    enter into any Fundamental Transaction (as defined in the Purchase Agreement)

h)    enter into any agreement with respect to any of the foregoing.

Section 7.      Events of Default.

a)    “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.           any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 3 Trading Days;

ii.           the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures or the Purchase Agreement which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

iii.          a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any of the following agreements or contracts (i) Qian-112 Oilfield Cooperative Development Contract effective as of May 28, 2002 by and between PetroChina Oil and Gas Company Limited Jilin Oil Field Branch Company and Song Yuan City Yu Qiao Oil and Gas Development Company Limited, and (ii) He301 Oilfield Cooperative Development Contract effective as of May 28, 2003 by and between PetroChina Oil and Gas Company Limited Jilin Oil Field Branch Company and Chang Ling Long De Oil and Gas Development Limited (collectively, the agreements and leases described in clause (B) above are sometimes referred to as the “Material Oil Drilling Agreements”).

iv.          any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder pursuant to the Securities Purchase Agreement shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.           the Company or any Subsidiary shall be subject to a Bankruptcy Event;

vi.          the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.         the Company fails to satisfy its obligations under the Registration Rights Agreement;

viii.        the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

ix.          the Company shall have failed to satisfy any of the any of the Funding Post Closing Conditions of  the Purchase Agreement or satisfied Section 3.3(f) of the Purchase Agreement;

x.           any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $150,000, such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

xi.           there is a material adverse change in the nature of the business or operations of the Company or its Subsidiaries, taken as a whole;

xii.          within 90 days of the date of this Debenture the Company shall have failed to obtain approval from the appropriate governmental authorities in the PRC and changed the legal representative of Song Yuan City Yu Qiao Oil and Gas Exploration Limited Corp., a corporation organized and existing under the laws of the PRC to Mr. Wang Hong Jun; or

xiii.         the Company shall have failed to satisfy Sections 4.18(c) or 4.18(e) of the Purchase Agreement.

b)    Remedies Upon Event of Default.

   (i)         If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 7(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

      (ii)     In addition to the rights granted under purchase (a) above, the Holders, of 66% of the outstanding principal amount of Debentures, shall have the right to (i) enforce their rights under the Security Documents (as defined under the Purchase Agreement and/or the Option Agreement (as defined in the Purchase Agreement) or (ii) waive any Event of Default, except for the obligation to pay principal or interest.

Section 8.      Miscellaneous.

a)    Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Transfer, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 8.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)    Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.  This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c)    Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)    Governing Law; Arbitration.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings in equity or at law concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be held in the City of New York, Borough of Manhattan, United States of America in arbitration before the International Chamber of Commerce and shall be determined by three arbitrators, and otherwise held in accordance with its rules.  Each party shall choose one arbitrator and the two arbitrators shall choose the third.  The third arbitrator so chosen shall have a background in either corporate, finance, banking or law. The arbitration shall be conducted in the English language and the arbitration award shall include the allocation of costs and expenses among the parties. The arbitration ruling shall be final and binding

e)    Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver by the Company or the Holder must be in writing.

f)    Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)    Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)    Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

i)    Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) if the successor or surviving entity is a legal entity other than that of the Company, issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed).  The provisions of this Section 8(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.

j)    Secured Obligation.  The obligations of the Company under this Debenture are secured by assets of the Company pursuant to Security Documents as defined in the Purchase Agreement and the Pledge Agreement dated as of February ___, 2008 between the Company, Mr. Wang Hong Jun and the Holder.

*********************

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

China North East Petroleum Holdings Limited

/s/ Wang Hongjun
By:
Name: Wang Hongjun
Title: Chairman and President
Facsimile No. for delivery of Notices: _______________

ANNEX A

NOTICE OF TRANSFER

[Date]

To: China North East Petroleum Holding, Limited
445 Park Avenue
New York, New York  10022
Attn: Chief Financial Officer

Re: 8% Secured Debenture

Sir/Madam:

Enclosed is the original 8% Secured Debenture issued by China North East Petroleum Holding, Limited to the undersigned holder.

The undersigned holder has transferred and assigned $_____________ principal amount of the Debenture to the person (s) or entity (ies) set forth below (“Assignee”).  Please deliver a new Debenture to the Assignee (s) in the principal amount so indicated, with the remainder, if any, re-issued into the name of the undersigned holder.

The undersigned hereby confirms that the transfer and assignment to the Assignee(s) has been made in accordance with Regulation S promulgated by the U.S. Securities and Exchange Commission.

Name of Assignee (s)	Address of Assignee(s)	Principal Amount of Debenture Assigned

Holder:

[name of holder]

By:___________________
Name:
Title: